Exhibit 99.2

To my NYSE Euronext colleagues:

It has been quite a week, but following the approval of both companies’ Boards earlier this morning, I can now say it is official… Today, we are thrilled to be announcing historic news—our intention to combine with Deutsche Börse. This combination creates the world’s premier global exchange group and represents an extraordinary opportunity for our shareholders, customers and you, our employees.

Together, our two great companies will build the most compelling capital markets community in the world. The combination will create a world leader in derivatives trading and risk management, and will be the world’s largest and most iconic venue for capital raising and equities trading. The combined company will offer clients global scale, product innovation, operational and capital efficiencies, and an enhanced range of technology and market information solutions. As I am fond of saying, this deal enables us to provide “more products and services for our customers and more customers for our products and services.”

Since there have been a lot of rumors swirling in the media since last week, let me clarify a few facts about the terms of this transaction:

•	This is a merger of two great companies, not a sale or an acquisition.
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Each share of NYSE Euronext stock will be exchanged for 0.47 shares of the new company’s stock. That ratio simply reflects the difference in our share prices and shares outstanding. The result of that ratio is that our shareholders will have about 40% of the equity in the combined company because today, Deutsche Borse’s market cap is about 50% bigger than ours.

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The new company will have dual headquarters in New York and Frankfurt, with key businesses, infrastructure and executives located in Paris and London, in addition to our existing offices in Amsterdam, Belfast, Brussels, Lisbon and other cities around the world.

•	We have no plans to shut down offices, close the NYSE trading floor or suspend any of our business initiatives.
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The name of the new company has not yet been determined. Each national exchange will keep its name in its local market and all exchanges will continue to operate under local regulatory frameworks and supervision.

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As of December 31, 2010, the combined shareholder base of the two companies was approximately 55% U.S. shareholders, 11% from Germany, 11% from the UK, and 23% from the rest of the world so this is not a “German takeover” as the press has reported.

•	I will become CEO of the new company and Reto Francioni, current CEO of Deutsche Börse, will be Chairman.
•	There will be substantial NYX representation on the Board of Directors and a balanced management team drawn equally from NYX and DB.

I understand that you will have questions related to this announcement, and we recognize the uncertainty that comes along with change of this magnitude. We promise to provide answers as we have them. I assure you that this combination is about making us more competitive and better positioned to seize the opportunities for growth that lie ahead. The vast majority of our employees will have greater career opportunities that come from being part of a larger, more competitive organization. The transaction is not expected to be finalized until the end of this year, and until then, it is business as usual for us.

For a bit more information, you will find a Q&A document, a one-page fact sheet and our press release attached. I encourage you to read through these important documents. Today, I will host a live global webcast for employees beginning momentarily. Please tune in by clicking the link on MyExchange under the “What’s New” heading. Over the next two days I will visit with our employees in Paris and London, Dominique will host townhalls in Amsterdam and Brussels, and John Halvey will host a townhall in Lisbon. On Friday we will host a global town hall, where I will take questions and discuss in more detail what this combination means for our organization.

We can either fear change or embrace it. In recent years, our company has undergone tremendous change, and we have proven that we not only embrace it, we lead the way. This combination is the next step in our quest to define the exchange of the future. I am extremely proud of you and what we have accomplished together. Thank you for your patience throughout the last week. I am excited about this next phase of our journey together.

See you out there!

Duncan